Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Jennifer Hinchman
Director, Investor Relations
510.649.4548

BARRA ADOPTS SHAREHOLDERS’ RIGHTS PLAN

BERKELEY, Calif., August 15, 2001—Barra, Inc. (Nasdaq: BARZ) announced today that its board of directors has adopted a Shareholders’ Rights Plan. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. The plan was not adopted in response to any attempts to acquire the company, and Barra is not aware of any such efforts.

Under the plan, Barra will issue a dividend of one right for each share of common stock, par value of $0.0001 per share, of the company held by stockholders of record as of the close of business on September 7, 2001. The rights will initially trade with Barra’s common stock. Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for an exercise price of $200.

The rights are not immediately exercisable and will generally become exercisable if a person or group acquires beneficial ownership of 15 percent or more of Barra’s common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of Barra’s common stock. The rights will become exercisable by holders, other than the unsolicited third party acquirer, for shares of Barra or of the third party acquirer having a value of twice the rights then-current exercise price. The rights are redeemable for $0.0001 per right, by Barra and will expire on September 7, 2011. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

Barra is the global leader in delivering risk management systems and services to managers of portfolio and firm-wide investment risk. Since its inception in 1975, Barra’s single vision — to empower its clients to make strategic investment decisions — has made Barra the industry standard in investment risk management. Headquartered in Berkeley, California, Barra has offices in all major financial centers around the world.

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